Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Record Second Quarter Net Earnings

MACON, Ga., July 14, 2006 — Atlantic Southern Financial Group, Inc. (OTC Bulletin Board:  ASFN) today announced record financial results for the six months ended June 30, 2006 and the second quarter of 2006. Compared with the second quarter of 2005, the company achieved a 56% increase in net earnings and a 39% increase in diluted earnings per share. All per share figures have been adjusted for the Company’s three-for-two stock split on September 30, 2005.

For the second quarter of 2006, net earnings increased to $1,361,000 compared to $870,000 a year earlier. Diluted earnings per share increased to $.43 from $.31 a year ago. Net earnings were $2,421,000 for the six months ended June 30, 2006 compared to $1,493,000 for the six months ended June 30, 2005. Diluted earnings per share for the six months ended June 30, 2006 increased to $.79 from $.53 for the six months ended June 30, 2005.

Mark Stevens, President & CEO, stated, “We continue to focus on building our banking franchise in high growth markets. Our banking philosophy is structured around relationships and our staff is committed to the highest level of customer service.”

At June 30, 2006, total loans were $409.4 million, up $77 million or 23%, from December 31, 2005. All of the loan growth was organic, which included growth in the new Georgia markets of metro-Savannah and Warner Robins.  “Loan demand remains robust in all our markets as we continue to practice conservative underwriting. At June 30, 2006, our allowance for loan losses is 1.26% of our total loans compared to 1.25% at December 31, 2005. For the six months ended June 30, 2006, we have net recoveries of $69,000 to the allowance for loan losses”, Stevens said.

The bank’s assets grew by 27% and ended the quarter at $492,480,000 compared to $388,710,000 at December 31, 2005.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates four banking locations in the middle Georgia markets of Macon and Warner Robins and two locations in the Savannah, Georgia market. The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.